Kayne Anderson Energy Development Company to Present at Citigroup 2007 Small and Mid-Cap Conference

HOUSTON, TX -- 03/12/2007 -- (NYSE: KED) Kayne Anderson Energy Development Company (the "Company") today announced that J.C. Frey, Vice President, will present at the Citigroup 2007 Small and Mid-Cap Conference on March 13, 2007 at 4:25 pm (PDT). The conference will be held at The Four Seasons Hotel in Las Vegas, Nevada.

A live audio webcast of the presentation can be found at the following link:

http://www.veracast.com/webcasts/citigroup/smallmidcap07/73113441.cfm

The link to the webcast will be live just prior to the start of the presentation and will be available for on-demand replay within 24 hours. An archive of the webcast will also be available through www.kaynebdc.com for a period of 30 days.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," " intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414

or

Kayne Anderson Energy Development Company
www.kaynebdc.com
(888) 533-1232